Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2023, except for Note 3, as to which the date is October 13, 2023, with respect to the consolidated financial statements of Cottonwood Communities, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

October 13, 2023